Exhibit 99.1

RingCentral Appoints NFL CIO Michelle McKenna-Doyle to its Board of Directors

San Mateo, Calif. – March 6, 2015 – RingCentral Inc. (NYSE: RNG), a leading provider of cloud business communications solutions, today announced that Michelle McKenna-Doyle, SVP and Chief Information Officer of the NFL, has been appointed to its Board of Directors, effective March 6, 2015.

Michelle McKenna-Doyle brings more than 15 years of global technology management and senior leadership to RingCentral. She was recently named one of the top 25 CIOs of Fortune 500 companies by Forbes.

“We are pleased to welcome Michelle to RingCentral’s board of directors,” said Vlad Shmunis, CEO, Founder, and Chairman of RingCentral. “Michelle has an impressive track record of successes in driving organizational change and launching major technology-focused business initiatives. As we expand up-market, we will be calling on CIO’s of all industries, and her experience as an established CIO will bring a customer perspective to our boardroom.”

“RingCentral’s outstanding suite of cloud-based capabilities is truly breaking down boundaries in business communications,” said Michelle McKenna-Doyle. “I am thrilled to join the board of directors as the company continues to change the way employees engage and collaborate.”

Michelle McKenna-Doyle joined the NFL as Chief Information Officer in September 2012. Prior to that, she was Chief Information Officer at Constellation Energy, where she implemented major technology strategic initiatives and led the company’s integration with Exelon upon the firm’s merger. From 2007 to 2010, she was SVP and Chief Information Officer at Universal Orlando Resort. She previously spent more than 13 years at the Walt Disney World Company where she held senior leadership positions in Finance, Marketing and Information Technology. She is also a certified public accountant and will join the board’s audit committee.

The company also announced that Bobby Yerramilli-Rao, Partner at Hermes Growth Partners, will resign from the Board of Directors at RingCentral. “Bobby has contributed significantly to RingCentral’s successful transition to a public company,” said Shmunis. “We are thankful for his contributions to the company during his tenure on the board since 2012.”

About RingCentral

RingCentral, Inc. (NYSE: RNG) is a leading provider of cloud-based business communications solutions. Easier to manage and more flexible than on-premises communications systems, RingCentral’s cloud solution meets the needs of modern distributed and mobile workforces, while eliminating the expense and complications of on-premises traditional hardware-based systems and software. RingCentral is headquartered in San Mateo, Calif.

RingCentral, the RingCentral logo and RingCentral Connect Platform are trademarks of RingCentral, Inc.

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Media Contacts:	Jennifer Caukin
RingCentral, Inc.
650-561-6348
jennifer.caukin@ringcentral.com

Greg Kleiner
ICR
415-317-5589
greg.kleiner@icrinc.com